Exhibit 10.1

WISA TECHNOLOGIES, INC.

MANAGEMENT TEAM RETENTION BONUS PLAN

ARTICLE 1

PURPOSE; ELIGIBILITY

1.1            The Board of Directors (the “Board”) of WiSA Technologies, Inc. (the “Company”) has determined that it is in the best interest of shareholders to incent the management team to remain intact through and shortly following a potential Change of Control transaction and has directed the Board’s Compensation Committee to prepare, review, and implement such plan. Accordingly, this WiSA Technologies, Inc. Management Team Retention Bonus Plan (the “Plan”) is hereby adopted, effective as of September 1, 2022.

1.2            The Compensation Committee (the “Committee”) shall have sole discretion to determine the employees eligible for, and the amount each such employee shall be eligible to receive (the “Retention Bonus Amount”), under this Plan. An employee so designated shall be referred to herein as a Participant.

ARTICLE 2

BENEFITS

2.1            Each Participant who satisfies the following conditions shall be entitled to receive the Retention Bonus Amount –

(a)            The Participant must be employed by the Company on the date of the Change of Control.

(b)            The Participant must be employed on the six-month anniversary of the date of the Change of Control; provided, however, that such requirement shall be waived if the Participant [dies,] is involuntarily terminated other than for Cause or the Participant terminates employment for Good Reason after the Change of Control but prior to the six-month anniversary thereof.

2.2            Provided the preceding requirements are satisfied, the Retention Bonus Amount shall be paid, in a lump sum and subject to applicable income and employment tax withholding, on the earlier of the six-month anniversary of the date of the Change of Control, or at the time of the Participant’s involuntary termination, or quit for good reason.

ARTICLE 3

AMENDMENT AND TERMINATION

3.1            The Board reserves the right at any time and from time to time to amend the Plan.

3.2            The Plan shall terminate upon the earlier of June 30, 2023, if a Change of Control has not occurred as of that date, or the payment of all Retention Bonus Amounts.

ARTICLE 4

MISCELLANEOUS

4.1            Neither the Plan nor the payment of a Retention Bonus Amount hereunder shall change the at-will nature of a Participant’s employment with the Company nor shall either create a contract of employment or guarantee that the Participant will remain employed for any period of time. As an at-will employee, either the Participant or the Company may terminate the employment relationship at any time, for any reason or no reason, subject to any contractual obligation in the case of a Participant with an employment agreement.

4.2            The Participant shall not have the power or right to transfer, assign, mortgage or otherwise encumber the Participant’s interest under the Plan nor shall such interest be transferable by operation of law in the event of the Participant’s bankruptcy, insolvency, divorce or separation except to the extent required by applicable law. The Plan shall be binding upon and shall inure to the benefit the Company and its successors and assigns, and the Participant and the Participant’s executors, administrators or representatives.

4.3            The Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles.

4.4            All payments made pursuant to the Plan are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”) and shall be construed and administered accordingly. In no event shall the Company have any liability relating to the failure or alleged failure of any payment under the Plan to comply with, or be exempt from, the requirements of Section 409A, including any tax, interest or penalties that may be imposed on a Participant under Section 409A.

ARTICLE 5

DEFINITIONS

5.1           Unless otherwise defined herein, the following words and phrases have the meanings set forth below.

(a)            “Cause” means that the Participant has: (i) committed an act of dishonesty, fraud or breach of trust involving the business of the Company; (ii) willfully failed to follow any material policy or material instructions of the Board provided such are lawful and not a violation of public policy; (iii) been indicted for or convicted of any felony; (iv) engaged in any gross misconduct, such as sexual harassment, material violations of applicable law or defalcations in the performance of or in connection with the Participant’s duties or employment by the Company; or (v) otherwise breached material obligations under an employment agreement with the Company.

(b)            “Change of Control” means the occurrence of a change in the ownership of the Company within the meaning of Treas. Reg. § 1.409A-3(i)(5)(v) or any successor thereto. That definition generally provides that a change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as further defined in the regulation), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the corporation.

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(c)            “Company” means WiSA Technology, Inc., including any successor thereto, and its subsidiaries.

(d)            “Good Reason” means the Company, without Participant’s consent: (i) requires a material change in the geographic location at which Participant must perform services; or (ii) materially reduces Participant’s duties and responsibilities; or (iii) materially reduces Participant’s base compensation following a Change of Control; or (iv) at any time otherwise materially breaches obligations under any employment agreement with the Company; provided, however, that such termination by the Participant shall only be deemed for Good Reason pursuant to the foregoing definition if: (1) the Participant gives the Company written notice of the intent to terminate for Good Reason within 30 days following the first occurrence of the condition(s) that the Participant believes constitutes Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within 30 days following receipt of the written notice (the “Cure Period”); and (3) the Participant terminates his employment within 30 days following the end of the Cure Period.

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Approved by the Committee this 1st day of September, 2022.

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